Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Andre Walker
713-830-8883	713-830-8775
norma.dunn@calpine.com	andrew@calpine.com

Calpine Corporation Announces Closing of $1.4 Billion Subsidiary Credit Agreement

Term Loan and Revolver to Fund Acquisition of Conectiv Energy

HOUSTON, Texas – June 10, 2010 – Calpine Corporation (NYSE:CPN) today announced the closing of a $1.4 billion credit agreement entered into by its wholly owned subsidiary, New Development Holdings, LLC. The agreement, which will be used to fund a portion of Calpine’s previously announced acquisition of Conectiv Energy, consists of an amortizing $1.3 billion, seven-year senior secured term facility and a $100 million, three-year senior secured revolving credit facility. Pricing for the facility is LIBOR plus 550 basis points, and funding is subject to the completion of the acquisition.

“We are pleased to announce the closing and successful syndication of this credit facility, which represents an important step toward the completion of our strategic acquisition of Conectiv Energy,” said Todd Thornton, Calpine’s Treasurer and Vice President, Finance. “We were able to complete this sizeable offering under favorable terms despite recent contractions in the credit markets, demonstrating strong investor support for our acquisition of the Conectiv portfolio.”

Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. acted as lead arrangers on the transaction and syndication.

About Calpine

Founded in 1984, Calpine Corporation is a major U.S. power company, currently capable of delivering nearly 25,000 megawatts of clean, cost-effective, reliable and fuel-efficient power from its 75 operating plants to customers and communities in 16 states in the United States and Canada. Calpine Corporation is committed to helping meet the needs of an economy that demands more and cleaner sources of electricity. Calpine owns, leases and operates low-carbon, natural gas-fired and renewable geothermal power plants. Using advanced technologies, Calpine generates power in a reliable and environmentally responsible manner for the customers and communities it serves. Please visit our website at www.calpine.com for more information.

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Calpine Corporation Announces Closing of $1.4 Billion Subsidiary Credit Agreement

June 10, 2010

Forward-Looking Information

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning expected financial performance and strategic and operational plans, as well as assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Please see the risks identified in this release or in Calpine’s reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2009 and in its Quarterly Report on Form 10-Q for the three months ended March 31, 2010. These filings are available by visiting the Securities and Exchange Commission’s website at www.sec.gov or Calpine’s website at www.calpine.com. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Calpine undertakes no obligation to update any such statements.

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